Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281180), Form S-3ASR(No. 333-289004), and Form S-8 (No. 333-224967,333-23907, and 333-287489) of Dynex Capital, Inc. (the “Company”) of our reports dated February 28, 2025, relating to the consolidated financial statements, which appear in this Form 10-K.

BDO USA, P.C.

Richmond, Virginia
February 25, 2026